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                                                                     Exhibit 5.1

                   Shiboleth, Yisraeli, Roberts, Zisman & Co.
                                   Letterhead


                             Tel-Aviv, July 21, 2000
                                  Ref: K-59-12


Camtek Ltd.
Industrial Zone P.O. box 631
Migdal Haemek 10556


Ladies and Gentlemen:

We refer to the registration statement and amendments thereto on Form F-1, registration no. 333-12292 (the "REGISTRATION STATEMENT"), originally filed on July 14, 2000 by Camtek Ltd. (the "COMPANY") with the Securities and Exchange commission under the Securities Act of 1933, as amended, in connection with the sale of up to 6,440,000 Ordinary Shares, nominal value NIS 0.01 per share, of the Company (the "SHARES") to the Underwriters as described in the Registration Statement for resale to the public. The Company will issue and sell these 6,440,000 Shares.

As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that the Shares to be issued and sold by the Company, as contemplated by the Prospectus included in the Registration Statement, are duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement (the "UNDERWRITING AGREEMENT") and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.


                                                       Very truly yours,

                                                        /s/ Lior Aviram

                                                 Shiboleth, Yisraeli, Roberts,
                                                       Zisman & Co., Adv.